August 27, 1999

 Securities and Exchange Commission
 450 Fifth Street, N.W.
 Washington, D.C. 20549

 Commissioners:

 We have read the statements made by Matrix / LMH Value
 Fund, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 77K of Form
 N-SAR, as part of the Company's Form N-SAR report dated June 30, 1999. We agree with the statements concerning our Firm in such Form N-SAR.

 Very truly yours,



 PricewaterhouseCoopers LLP